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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


     The following is a list of all subsidiaries of the Registrant.



          NAME                                                   JURISDICTION OF
                                                                 INCORPORATION
          --------------------------------------------------------------------
          SBI Capital Trust                                      Delaware
          Stillwater National Bank & Trust Company               United States
            Stillwater National Building Corporation*            Oklahoma
            CRK Properties, Inc.*                                Oklahoma
            Stillwater Properties, Inc.*                         Oklahoma
            Cash Source, Inc.*                                   Oklahoma

*    Direct subsidiaries of Stillwater National Bank & Trust Company.